As filed with the Securities and Exchange Commission on September 19, 2011

Registration No. 333-157292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

98-0509431
(I.R.S. Employer Identification No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China 518034
(86) 755-8351-0888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guoshen Tu
Chairman and CEO
13/F, Shenzhen Special Zone Press Tower Shennan Road
Futian District, Shenzhen, China 518034
(86) 755-8351-0888

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

With copies to:
Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Esq.
Thomas M. Shoesmith, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
(202)663-8000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

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If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ X ]
Non-accelerated filer [ ]	Smaller reporting company [ ]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-3 (Reg. No. 333-157292) (the “Registration Statement”) of China Security & Surveillance Technology, Inc. (the “Company”). Effective as of September 16, 2011 (the “Effective Time”), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011, by and among Rightmark Holdings Limited, a British Virgin Islands company (“Parent”), Rightmark Merger Sub Limited, a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), the Company and Mr. Guoshen Tu (solely for the purpose of Section 6.15 of therein), Merger Sub merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and each issued and outstanding shares of common stock of the Company, other than certain excluded shares, was converted into the right to receive $6.50 per share in cash, without interest. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China on September 19, 2011.

China Security & Surveillance Technology, Inc.

By: /s/ Guoshen Tu
Guoshen Tu
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.